Exhibit 10.1

August 28, 2019

Yossi Aloni

c/o SeaChange International, Inc.

Dear Yossi:

Congratulations! I am pleased to confirm our offer to you to become SeaChange International, Inc.’s President and Chief Executive Officer, effective as of August 29, 2019.

The starting salary for this position is $430,000.00 which will be paid bi-weekly. Your annual targeted award in the Short-Term Incentive Plan (“STI”) will be 100% of your base salary. For fiscal 2020, both your discretionary bonus opportunity of 20% of your then base salary of $325,000 and your Sales Incentive Compensation Plan (“Incentive Plan”) that were offered to you in the offer letter dated December 18, 2018 will cease to accrue to your benefit as of midnight on August 28, 2019 and will calculated on a pro-rata basis for seven twelfths (7/12) and paid to you based on your achievement of the respective goals following the close and sign off of the Form 10-K for the year ended January 31, 2020. In your new capacity as President and CEO you will be eligible to participate in our fiscal 2020 STI on a pro-rata basis for five twelfths (5/12) and therefore a target payment of $179,166.  Performance metrics will be determined prior to August 29, 2019 under separate cover.

In addition, the Compensation Committee has approved a one-time grant of 200,000 stock options (the “Option Award”) exercisable at the price of the Common Stock on September 4, 2019, with 50,000 shares to vest on September 4, 2020 and 12,500 on a quarterly basis thereafter.

You will be eligible to continue to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans and 401K Plan on the same basis as other employees of the Company.

In addition to all of the above, you will be covered under your existing Change in Control Agreement, dated as of January 1, 2019.

If your employment with SeaChange is terminated by SeaChange without Cause (other than on account of death or Disability) and you are not entitled to payment pursuant to your Change in Control Agreement in connection therewith, subject to your execution of a general release and satisfaction agreement, in form and substance acceptable to the SeaChange, which shall include, without limitation, a noncompete provision of one year, you will be entitled to (i) a one-time payment in an amount equal to the sum of 12 months of Base Salary, payable over 12 months in equal monthly instalments, subject to applicable withholding, and (ii) an amount of your Annual Bonus determined based on performance targets pro rated to the date of termination and based on actual performance through date of termination (with the RSU portion of the Annual Award to be subject to vesting on the last day of the following fiscal year).  Capitalized terms used in this paragraph not otherwise defined in this letter shall have the meanings assigned to such terms in the Change in Control Agreement.

With the exception of the matters outlined in the attached Change in Control Agreement, please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time.

We look forward to your acceptance.

Sincerely,

/s/ Mark Bonney

Mark Bonney

Executive Chair, SeaChange International, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Yossi Aloni

Yossi Aloni

Date:August 29, 2019